Exhibit 99.1

Bellicum and Ospedale Pediatrico Bambino Gesù Announce Expanded Collaboration to Develop Novel CAR T and TCR Cell Therapies Engineered with CaspaCIDe
CaspaCIDe-enabled CD19 CAR T cell therapy to enter clinical development in 2017
Agreement broadened after clinical successes of BPX-501 with CaspaCIDe
Houston, TX and Rome, Italy - November 1, 2016 - Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM) and Ospedale Pediatrico Bambino Gesù (OPBG), a leading European pediatric research center and hospital, today announced that they have entered into an expanded collaboration focused on preclinical and clinical development of CD19 and other CAR T and TCR therapeutics engineered with Bellicum’s CaspaCIDe® molecular safety switch technology.

The two organizations agreed to jointly develop CARs and other cell therapies discovered by OPBG and engineered with Bellicum’s CaspaCIDe safety switch, which is designed to reduce or eliminate cells that become toxic or are no longer needed. Under terms of this agreement, Bellicum agreed to provide financial support to the research collaboration in exchange for exclusive worldwide rights to commercialize certain cell therapies that are developed, while OPBG maintains rights for research purposes. OPBG will conduct research and clinical studies of CAR T and TCR therapeutics in pediatric patients, with initial CD19 CAR T and GD2 CAR T clinical trials in pediatric acute lymphoblastic leukemia and neuroblastoma patients, respectively, expected to start in 2017. In addition, OPBG agreed to manufacture European clinical trial supplies for the investigational programs, as well as Bellicum’s PRAME-targeted TCR, BPX-701, in its GMP facility.

“The Ospedale Pediatrico Bambino Gesù is among the world’s leading cell and gene therapy research centers and hospitals, and we are enthusiastic about working with them to develop controllable engineered T-cell therapies,” commented Tom Farrell, President and CEO of Bellicum Pharmaceuticals. “This agreement builds on our highly successful clinical development collaboration with OPBG on BPX-501, our CaspaCIDe-enabled T-cell therapy in clinical development for patients undergoing haploidentical hematopoietic stem cell transplant. OPBG has developed several exciting and innovative new cell therapies, including a CD19 CAR T cell that we believe will be highly differentiated by virtue of our clinically validated CaspaCIDe safety switch.”

“We have a highly productive and synergistic relationship with Bellicum, and look forward to building on our present research collaboration,” commented Dr. Mariella Enoc, President of the Board of Directors of OPBG. “The combination of Bellicum’s innovative safety switch

Exhibit 99.1

technology and our cell and gene therapy expertise, clinical study network and GMP vector and cell manufacturing capabilities, makes this an ideal partnership to rapidly advance controllable cell therapies that could benefit children and adults with life-threatening cancers throughout the world.”

About Ospedale Pediatrico Bambino Gesù
Bambino Gesù Children’s Hospital is a scientific institute for research and health care and is Italy’s main pediatric hospital providing advanced health care for children and performing basic, clinical and translational research activities. The hospital is widely recognized as a referral center for all pediatric specialties at national and international levels. The research laboratories are located in a brand-new and purpose-built research facility of 3,000 sqm. The Bambino Gesù Hospital has also built a new GMP Facility of 1,200 sqm equipped with 8 clean rooms for extensive cell manipulation, including gene therapy. The Department of Hematology/Oncology and Transfusion Medicine, chaired by Prof. Franco Locatelli, is the main Italian center for the care and research in the field of pediatric hematology and oncology and is credited as one of the most qualified worldwide in pediatric hematopoietic stem cell transplantation and adoptive immunotherapy for prevention and treatment of cancer relapse.
About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.
Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to CAR Ts, to TCRs and to CaspaCIDe; the success of the collaboration with OPGB, the effectiveness of BPX-501, its possible range of application and potential curative effects and safety in the treatment of diseases including as compared to other treatment options and competitive therapies; the timing and success of our clinical trials, including clinical trials involving CD19 CAR T cells; the timing of regulatory filings for BPX-501; our research and development activities relating to BPX-501; and the potential applications of our product candidate BPX-501. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the

Exhibit 99.1

heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended June 30, 2016. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investors:
Alan Musso, CFO
Bellicum Pharmaceuticals
832-384-1116
amusso@bellicum.com

Media:
Brad Miles
BMC Communications
646-513-3125
bmiles@bmccommunications.com

3